Exhibit 10.1

SUBLEASE

Lionbridge Global Solutions II, Inc., formerly known as Berlitz Languages Inc. a New York corporation, with a place of business at 132 West 31st Street, New York, New York (“Sublessor” or “Sublandlord”), and 24/7 Real Media, Inc., with a place of business at 132 West 31st Street, 9th Floor, New York, New York (“Sublessee” or “Subtenant”), make this Sublease as of June 30, 2006.

Preliminary Statement

Sublessor is the tenant under a Lease dated June 30, 1998 (the “Master Lease”) from Penn Tower LLC as successor in interest to Greeley Acquisition LLC (“Landlord” or “Lessor”), as landlord, a full and complete copy of which is represented by Sublandlord to be attached hereto as Exhibit A, with respect to premises consisting of the entire 12th floor located at 132 West 31st Street, New York, New York (the “Sublease Premises”), which Sublease Premises consist of approximately 24,000 rentable square feet. Capitalized terms used but not defined in this Sublease shall have the meaning ascribed to such terms in the Lease.

Sublessor desires to sublet the Sublease Premises to Sublessee, and Sublessee desires to accept the Sublease Premises from Sublessor, in the manner and at the times set forth herein, and the parties have agreed that Sublessor will deliver on the commencement of the term of this Sublease a portion of the Premises consisting of approximately 9,988 rentable square feet as marked on the plan attached hereto as Exhibit B and made a part hereof as “Space A”, and at a future date as set forth herein, the balance of the Sublease Premises consisting of approximately 14,012 rentable square feet as marked on the plan attached hereto as Exhibit B and made a part hereof as “Space B”, each on the terms and conditions set forth in this Sublease.

Agreement

In consideration of the mutual covenants of this Sublease and other valuable consideration, the receipt and sufficiency of which Sublessee and Sublessor hereby acknowledge, Sublessor and Sublessee agree as follows:

1. Premises and Term. Sublandlord hereby subleases the Sublease Premises to Subtenant and Subtenant hereby subleases the Sublease Premises from Sublandlord, upon and subject to the covenants, agreements, terms and conditions herein provided, for a term (the “Term”) commencing on the date (the “Commencement Date”) which is the later to occur of (i) receipt of Overlandlord Consent (hereinafter defined) and (ii) substantial completion of Sublandlord’s Work (hereinafter defined), and expiring on March 30, 2009 or upon such earlier date upon which the Master Lease may expire or terminate pursuant to its terms or pursuant to law. Sublandlord and Subtenant estimate that the Commencement Date shall occur on or about August 31, 2006 or earlier subject to receipt of issuance of necessary permits and sign-offs of the Sublandlord’s Work, provided, however, if the Commencement Date has not occurred due to Sublandlord’s failure to substantially complete the Sublandlord’s Work within one hundred fifty (150) days following the execution of the sublease, Subtenant shall have the right to cancel this Sublease at any time thereafter by delivering a written cancellation notice to Sublandlord, in which event Sublandlord shall immediately return any prepaid rent and deposits made by Subtenant, and upon delivery of such notice, this Sublease shall be void and of no further force of effect.

Subtenant has agreed to take the Sublease Premises in its “AS IS, WHERE IS” condition and Sublandlord is not responsible for any work to prepare the Sublease Premises for Subtenant’s occupancy, except that Sublandlord shall separate and demise Space A from Space B until the Space B Delivery Date (hereinafter defined) and deliver the Sublease Premises to Subtenant in broom-clean condition, and Sublandlord shall perform, at Sublandlord’s sole cost and expense, the work set forth in Exhibit “C” attached hereto and made a part hereof (“Sublandlord’s Work”). Sublandlord’s Work shall be performed in accordance with all applicable terms of the Master Lease with respect to the making of alterations, and shall be performed in a good and workmanlike manner. Any changes made by Subtenant are subject to Section 53 of the Master Lease. If the Subtenant does not complete restoration following a termination of this Sublease, the Sublandlord may complete the restoration itself and be reimbursed through the Security Deposit. In the event the amount of the Security Deposit is insufficient to so reimburse Sublandlord, then Subtenant shall immediately upon notice reimburse Sublandlord for any excess costs.

2. Rent. Subtenant covenants and agrees to pay a base monthly rent to Sublandlord for the Premises (“Base Rent”), as follows: (a) with respect to Space A only, the sum of Twenty Two Thousand, Four Hundred and Seventy Three Dollars ($22,473.00), per month (consisting of $27.00/sf/annum) the “Space A Base Rent”), and (b) with respect to Space B only, the sum of Thirty One Thousand Five Hundred Twenty-Seven Dollars ($31,527.00) per month (consisting of $27.00/sf/annum) (the “Space B Base Rent”), which Base Rent shall be due and payable in advance on the first day of each month without offset, abatement, notice or demand, except that the Space B Base Rent shall not become due and payable until the Space B Delivery Date occurs. The Space A Base Rent shall be adjusted on each anniversary of the Commencement Date by an escalation percentage of 2.5% from the previous year’s Space A Base Rent; and the Space B Base Rent shall be adjusted on each anniversary of the Space B Delivery Date by an escalation percentage of 2.5% from the previous year’s Space B Base Rent. Notwithstanding the foregoing, no Space A Base Rent will be due for the first three months following the Commencement Date, with respect to Space A, and Space B Base Rent will be due upon the Space B Delivery Date, with respect to Space B. The Base Rent shall be paid to Sublessor at its offices located at 132 West 31st Street, New York, NY, or such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand, deduction, offset or abatement, except as otherwise set forth herein. Payments for any partial month shall be calculated on a prorated basis based on the number of days in the month. Subtenant shall be responsible for payment for its proportionate share of preventative maintenance agreements for cooling units servicing the Sublease Premises as well as special or additional services requested by Tenant from Overlandlord, such as overtime HVAC and additional cleaning services; provided, however, that in no event shall Subtenant be responsible for the payment of any other sums that may be charged by Landlord to tenants of the building generally pursuant to the Master Lease, such as payments in connection with compliance with laws or capital improvements made to the building, unless such costs are incurred due to Subtenant’s particular manner of use of the Sublease Premises, as opposed to mere general office use. Subtenant shall be responsible for making its own arrangements for telephone service and payment of all charges in connection therewith. It is understood and agreed that Subtenant will pay the New York City Occupancy Tax payable on the Base Rent escalations and electric inclusion, and “as required by law.

Subtenant shall also pay, as additional rent hereunder, (x) with respect to Space A only, an amount equal to 41.62% of the increases, if any, in the Tax Payment paid by Sublandlord pursuant to Article 35 of the Master Lease, over the amount of the Tax Payment due and payable by Sublandlord for the period commencing on July 1, 2006 and ending on June 30, 2007, and (y) with respect to Space B only, an amount equal to 58.38% of the increases, if any, in the Tax Payment paid by Sublandlord pursuant to Article 35 of the Master Lease, over the amount of the Tax Payment due and payable by Sublandlord for the period commencing on July 1, 2007 and ending on June 30, 2008. Bills for such additional rent due in connection with the immediately preceding sentence shall be accompanied by reasonable evidence of the amounts paid by Sublandlord on account of the Tax Payment and backup documentation for determining the amounts claimed.

3. Use. Sublessee shall use and occupy the Sublease Premises only as permitted under the Master Lease (the “Permitted Uses”) and for no other purpose. As and when required by the Master Lease, Sublessee shall also comply with all laws governing or affecting Tenant’s specific use of the Sublease Premises, as opposed to mere general office use, and Sublessee acknowledges that Sublessor has made no representations or warranties concerning whether the Permitted Uses comply with such laws.

4. Electricity. Subtenant shall not be responsible for any electricity charges pursuant to Articles 42, 44 or other applicable provisions of the Master Lease. In lieu thereof, and in full satisfaction of payments required for Subtenant’s use of electricity in the Sublease Premises, Subtenant shall pay as additional rent the sum of $3.00 per square foot per annum (equal to $2,497 per month for Space A, and $3,503 per month for Space B), and payable in advance on the first of the month from the Commencement Date, with respect to Space A, and the Space B Delivery Date, with respect to Space B. Sublandlord reserves the right to increase that amount by survey of Subtenant’s usage. Such survey shall be performed not more than once per calendar year, and shall be performed by a reputable electrical engineering firm at Sublandlord’s sole cost and expense. Subtenant shall have the right to review and dispute such survey findings, and all such disputes shall be settled by binding arbitration. Sublandlord will provide HVAC at no cost to Subtenant between 8 am and 6 pm Monday through Friday. Subtenant will be charged for HVAC usage after normal business hours, at the rate of $75 per hour, if such service has been requested by Subtenant. Any such amounts will be payable when invoiced.

5. Prepaid Rent. Upon full execution of the Sublease, Subtenant shall deliver to Sublandlord the sum of $22,473.00 as prepaid rent, to be applied to the Space A Base Rent due for the first month of the sublease.

6. Security Deposit. Upon execution of this Sublease, Sublessee shall provide an irrevocable Letter of Credit in the amount of $85,000, with Lionbridge Technologies, Inc. named as beneficiary, as security for the performance of Sublessee’s obligations under this Sublease. No additional security shall be required to be delivered by Sublessee at the time of the Space B Delivery Date. If Sublessee fails to pay or perform in a full and timely manner any of its obligations under this Sublease beyond applicable notice and grace periods, Sublessor may apply all or any portion of the Security Deposit toward curing any such failure and compensating Sublessor for any loss, damage or expenses arising from such failure by drawing down against the Letter of Credit. If Sublessor so applies any portion of the Security Deposit, Sublessee shall immediately, upon notice from Sublessor, restore the Letter of Credit to the amount necessary to restore the Security Deposit to its original amount. Upon the expiration of the Term, Sublandlord shall promptly return to Sublessee the original Letter of Credit and any amendments thereto subject to the applicable terms of this Sublease.

7. Subordination to Lease. (a) Except as expressly modified between Sublandlord and Subtenant herein, this Sublease is subject and subordinate to the terms and conditions of the Master Lease. Neither Sublandlord or Sublessee shall cause a default under the Lease or permit its respective employees, agents, contractors or invitees to cause a default under the Lease. If the Master Lease terminates before the end of the Term, Sublessor shall not be liable to Sublessee for any damages arising out of such termination; provided, however, if the Master Lease shall be terminated due to any default or voluntary termination by Sublandlord thereunder, or due to Sublandlord’s voluntary termination of the Master Lease in default of the terms of this Sublease, Sublandlord shall reimburse Subtenant for all costs and expenses incurred by Subtenant for any physical relocation and moving expenses. In no event shall Sublandlord voluntarily terminate the Master Lease.

a.	Except as otherwise specified in this Sublease, all of the terms and conditions of the Lease are incorporated as a part of this Sublease, but all references in the Lease to “Tenant”, “Premises”, “Term”, “Basic Rent”, and “Term of Lease” shall be deemed to refer, respectively, to Sublessee, Sublease Premises, Term, Base Rent, and Commencement Date, as defined in this Sublease. To the extent incorporated into this Sublease, Sublessee shall perform the obligations of the Sublessor, as tenant under the Lease. Notwithstanding any other provision of this Sublease, Sublessor, as sublandlord under this Sublease, shall have the benefit of all rights, remedies and limitations of liability enjoyed by Lessor, as the landlord under the Lease, but (i) Sublessor shall have no obligations under this Sublease to perform the obligations of Lessor, as landlord under the Lease, including without limitation any obligation to provide services or maintain insurance, and Sublessee shall seek such performance and obtain such services solely from the Lessor; (ii) Sublessor shall not be bound by any representations or warranties of the Lessor under the Lease; (iii) in any instance where the consent of Lessor is required under the terms of the Lease, the consent of Sublessor and Lessor shall be required, but Sublandlord shall not unreasonably withhold its consent if consent has been granted by Landlord; and (iv) Sublessor shall not be liable to Sublessee for any failure or delay in Lessor’s performance of its obligations, as landlord under the Lease. Notwithstanding the foregoing, the following provisions of the Master Lease are inapplicable to this Sublease: Article 34, Article 35 (it being agreed that Subtenant shall have no liability for the Tax Payment payable by Sublandlord under the Master Lease, except as Subtenant shall be responsible for payment of its proportionate share to Sublandlord pursuant to Paragraph 2 hereof), Article 37, Article 42, Article 46, Article 48 and Article 59.

b.	Notwithstanding any contrary provision of this Sublease, (i) in any instances where Lessor, as landlord under the Lease, has a certain period of time in which to notify Sublessor, as tenant under the Lease, whether Lessor will or will not take some action, Sublessor, as landlord under this Sublease, shall have an additional five-day period after receiving such notice in which to notify Sublessee, (ii) in any instance where Sublessor, as tenant under the Lease, has a certain period of time in which to notify Lessor, as landlord under the Lease, whether Sublessor will or will not take some action, Sublessee, as tenant under this Sublease, must notify Sublessor, as landlord under this Sublease, at least five business days before the end of such period, but in no event shall Sublessee have a period of less than five days in which so to notify Sublessor unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease, and (iii) in any instance where a specific grace period is granted to Sublessor, as tenant under the Lease, before Sublessor is considered in default under the Lease, Sublessee, as tenant under this Sublease, shall be deemed to have a grace period which is ten days less than Sublessor before Sublessee is considered in default under this Sublease, but in no event shall any grace period be reduced to less than five days unless the period under the Lease is five days or less, in which case the period under this Sublease shall be one day less than the period provided to Sublessor under the Lease.

c. Upon the request of Subtenant, Sublandlord agrees to use all commercially reasonable efforts to cause Landlord to perform its obligations in the manner and in the time frames prescribed in the Master Lease. In the event that Subtenant shall request Sublandlord to so enforce the rights and obligations under the Master Lease and Sublandlord shall fail to promptly do so after being given appropriate notice, Subtenant, at Subtenant’s expense, shall have the right to proceed to enforce such rights on Sublandlord’s behalf, and Sublandlord shall immediately reimburse Subtenant for all out of pocket costs and expenses incurred by Subtenant in connection with such enforcement.

8. Assignments and Subleases. Notwithstanding any provision of the Lease to the contrary, Sublessee shall not assign this Sublease or sublet any portion of the Sublease Premises without the prior written consent of Sublessor and Lessor, which they may grant, withhold or condition in accordance with the terms of the Master Lease. The following transactions shall be deemed assignments of this Sublease requiring such prior written consent: (i) any assignment, mortgage, pledge or other transfer of this Sublease; (ii) any sublease, license or occupancy agreement with respect to any portion of the Sublease Premises other than desk sharing arrangements with Subtenant’s vendors and servicers to the extent Overlandlord consents to the same (in instances under the Master Lease when Overlandlord’s consent is required); (iii) if Sublessee or any of its successors or assigns is a corporation, any sale, pledge or other transfer of all or a majority of the capital stock of Sublessee or any such successor or assign (unless such stock is publicly traded on a recognized security exchange or over-the-counter market), except as provided in Article 51 of the Master Lease with respect to any merger, consolidation or reorganization of or into Sublessee or any such successor or assign in connection with a bona fide sale of all or substantially all of the assets of Sublessee or such successor or assign; (iv) if Sublessee or any of its successors or assigns is a partnership, limited liability partnership or limited liability company, any change in its partners or members; and (v) if Sublessee is a trust, any change in the identity of its trustees or any transfer of a beneficial interest in such trust. If Sublessor and Lessor consent to any such assignment or Sublease, such assignment or Sublease shall comply with the requirements of Section 51 of the Lease. Any attempt by Sublessee to assign or sublet the Sublease Premises without the prior written consent of both Sublessor and Lessor shall be void.

9. Insurance. During the Lease Term, Sublessee shall maintain insurance of such types, in such policies, with such endorsements and coverages, and in such amounts as are set forth in Section 52 of the Lease. All insurance policies shall name Lessor and Sublessor as additional insured’s and loss payees and shall contain an endorsement that such policies may not be modified or canceled without 30 days prior written notice to Lessor and Sublessor. Sublessee shall promptly pay all insurance premiums and shall provide Lessor and Sublessor with certificates evidencing such insurance.

10. Alterations. Notwithstanding any provisions of the Lease to the contrary and except as expressly provided herein, Sublessee shall not make any alterations, improvements or installations in the Sublease Premises without in each instance complying with applicable provisions of the Master Lease. If Landlord shall grant any required consent to such alterations, Sublandlord shall be deemed to have consented thereto. If consent to any such alterations has been granted, Sublessee shall perform and complete such alterations, improvements and installations at its expenses, in compliance with applicable laws and in compliance with the applicable provisions of the Master Lease. If Sublessee performs any alterations, improvements or installations without obtaining the prior written consent of Lessor, Sublessor may remove such alterations, improvements or installations, restore the Sublease Premises and repair any damage arising from such a removal or restoration, and Sublessee shall be liable to Sublessor for all costs and expenses incurred by Sublessor in the performance of such removal, repairs or restoration.

11. Default by Sublessee. In the event of a default by Sublessee in the full and timely payment and performance of its obligations under the Sublease, Sublessor shall have all of the rights and remedies in the Lease with respect to defaults by the tenant under the Lease, and to such remedies as provided in the Lease. Sublessee shall further indemnify, defend and hold harmless Sublessor from any claims, liabilities, losses, damages and expenses with respect to bodily injury, death or property damage arising from the negligence or willful misconduct of Sublessee or its agents, officers, or employees, except to the extent that same are attributable to the negligence or willful misconduct of Sublandlord or its agents, officers or employees. Sublessor shall further indemnify, defend and hold harmless Sublessee from any claims, liabilities, losses, damages and expenses with respect to bodily injury, death or property damage arising from the negligence or willful misconduct of Sublessor or its agents, officers, or employees, except to the extent that same are attributable to the negligence or willful misconduct of Sublessee or its agents, officers or employees.

12. Brokers. Sublessor and Sublessee each represent and warrant to the other that it has not dealt with any broker in connection with the consummation of this Sublease other than Cresa Partners New York, LLC and Studley, Inc. who will be paid by Sublessor pursuant to separate agreement. Sublessor and Sublessee each shall indemnify and hold harmless the other against any loss, damage, claims or liabilities arising out of the failure of its representation or the breach of its warranty set forth in the previous sentence.

13. Furnishings. The furnishings listed on Exhibit D hereto are hereby conveyed, at no cost to Sublessee, to Sublessee on an “as is” basis with no warranty whatsoever.

14. Repairs. It is understood that all routine work, services, repairs, restorations, equipment and access which are required to be provided and made by Sublandlord hereunder or by Landlord under the Master Lease, will, in fact, be provided by the Landlord under and subject to the Master Lease, and Sublandlord shall not directly have any obligation during the term of this Sublease Agreement to do any such work, to provide any such services, equipment or access, or to make any such repairs or restorations or otherwise perform any obligations or observe any conditions required to be observed or performed by Landlord under the Master Lease. Subtenant agrees to look solely to the Landlord under the Master Lease for the direct performance and observance of the same. Sublandlord shall in no event be liable to Subtenant nor shall Subtenant’s obligations hereunder be impaired or the performance thereof excused because of any failure or delay on the part of the Landlord under the Master Lease in performing or observing the obligations of the Landlord under the Master Lease, provided, however, that if a failure by the Landlord under the Master Lease materially interferes with Subtenant’s use and occupancy of the Premises, and Subtenant so notifies Sublandlord in writing, Sublandlord shall use its commercially reasonable efforts to cause the Landlord under the Master Lease to promptly correct the failure. In the event that Subtenant shall request Sublandlord to so enforce the rights and obligations under the Master Lease and Sublandlord shall fail to promptly do so after being given appropriate notice, Subtenant, at Subtenant’s expense, shall have the right to proceed to enforce such rights on Sublandlord’s behalf, and Sublandlord shall immediately reimburse Subtenant for all out of pocket costs and expenses incurred by Subtenant in connection with such enforcement. Subtenant shall be entitled to an proportionate abatement of rental payable hereunder in the event that such an abatement is available to Sublandlord pursuant to the terms of the Master Lease.

15. Space B Delivery. Sublandlord shall deliver possession of Space B to Subtenant, vacant and broom-clean, but with such furnishings and equipment as are set forth on Exhibit “D” attached hereto and made a part hereof, on a date (the “Space B Delivery Date”) set forth in a written notice to Subtenant delivered at least ninety (90) days prior to the Space B Delivery Date , which Space B Delivery Date shall occur not earlier than the ninth (9th) monthly anniversary of the date of this Sublease nor later than the) eighteenth month (18th) monthly anniversary of the date of this Sublease (the “Outside Date”). In the event that the delivery of possession of Space B to Subtenant shall occur on a date later than the date specified in such notice, such actual date of delivery of possession shall be deemed to be the Space B Delivery Date. Subtenant’s obligations under this Sublease with respect to Space B shall commence only on the Space B Delivery Date, it being agreed that Sublandlord shall continue to be fully liable for Space B under the Master Lease until the Space B Delivery Date. In the event that Sublandlord fails to deliver possession of

Space B to Subtenant on or before the Outside Date, Subtenant shall receive a credit against Base Rent, to be applied against the next succeeding payments of the Space A Base Rent and the Space B Base Rent (once the Space B Base Rent commences), equal to two (2) day’s rent abatement of the Space B Base Rent for each day following the Outside Date that such failure continues , and in the further event that Space B is not delivered to Subtenant on or before the ninetieth (90th) day following the Outside Date, Subtenant shall have the right, exercisable by written notice to Sublandlord, to terminate this Sublease with respect to Space B only.

16. Notices. All notices and demands under this Sublease shall be in writing and shall be effective upon the earlier of (i) receipt at the address set forth below if sent by personal delivery, or (ii) two days after being sent to address set forth below by United States certified mail, return receipt requested, postage prepaid, or (iii) one business day after being sent to address set forth below by a nationally recognized overnight delivery service that provides tracking and proof of receipt.

If to Sublessor:	Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, MA 02451

Attention: Manager, Workplace Operations

If to Sublessee:	24/7 Real Media, Inc.

132 West 31st Street, 9th Floor

New York, New York 10001

Attention: Facilities Manager

with a copy to:	Michael, Levitt, Goldberger & Rubenstein, LLC

60 Columbus Circle, 20th Floor

New York, New York 10023
Attention: Jeffrey A. Levitt, Esq.

Either party may change its address for notices and demands under this Lease by notice to the other party.

17. Entire Agreement. This Sublease contains all of the agreements, conditions, warranties and representations relating to the sublease of the Sublease Premises and may be amended or modified only by written instruments executed by both Sublessor and Sublessee.

18. Condition Precedent. This Sublease, and the rights and obligations of Sublessor and Sublessee under this Sublease, are subject to the condition that Lessor consent to this Sublease by executing the Consent to Sublease attached to this Sublease as Exhibit E, and this Sublease shall be effective only upon the receipt by Sublessor and Sublessee of such Consent to Sublease.

19. Sublessee’s Warranties and Representations. Sublessor and Sublessee hereby warrant and represent to the other that (a) it has duly executed and delivered this Sublease, (b) the execution and delivery of this Sublease are within the powers of the party in question, have been duly authorized by all requisite action, and the Sublease is a valid and binding obligation of each party in accordance with its terms, and (c) the person executing this Sublease on their behalf is duly authorized to do so.

20. Sublease Agreement. Sublessor represents and warrants to Sublessee that in all material respects, Sublessor shall perform its obligations (including its obligations to make rental payments) and observe the rules and regulations pursuant to the Lease.

IN WITNESS WHEREOF, Sublessor and Sublessee execute this Sublease as of the date first written above.

24/7 Real Media, Inc.	LIONBRIDGE TECHNOLOGIES, INC.

By:	By:
Name:	Name:
Title:	Title: